CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-184918 on Form N-1A of our reports dated February 24, 2025, relating to the financial statements and financial highlights of First Trust Alternative Absolute Return Strategy ETF, and First Trust Global Tactical Commodity Strategy Fund, each a series of First Trust Exchange-Traded Fund VII, appearing in Form N-CSR for First Trust Exchange-Traded Fund VII for the year ended December 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “AIFM Directive Disclosures”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 29, 2025